Exhibit 99.1

FOR IMMEDIATE RELEASE: OCTOBER 22, 2014

LEGGETT & PLATT REPORTS RECORD THIRD QUARTER ADJUSTED EPS

Carthage, MO, October 22, 2014 —

•	3Q adjusted EPS from continuing operations was a record $.51, a 31% increase versus last year

•	3Q sales from continuing operations grew 14% versus last year

•	Store Fixtures business unit now classified as a discontinued operation

•	Raising low end of EPS guidance; now expect 2014 adjusted EPS of $1.75-1.85

Diversified manufacturer Leggett & Platt reported record third quarter adjusted EPS1 of $.51 from continuing operations, a 31% increase compared to $.39 in the prior year. The EPS increase reflects sales growth, a lower tax rate, and reduced share count.

Third quarter EPS, unadjusted, was $.34, including the $40 million2 foam litigation settlement expense announced in August. Third quarter 2013 EPS was $.49, including discontinued operations and an unusual acquisition-related gain.

	Third Quarter			Year-to-Date
EPS, $/share:	2014	2013	Change	2014	2013	Change
Continuing Operations, adjusted	.51	.39	31%	1.37	1.12	22%
Acquisition Gain	—	.06		—	.06
Foam Litigation Settlement	(.14)	—		(.14)	—

Continuing Operations	.37	.45		1.23	1.18
Discontinued Operations, adjusted	.00	.04		(.01)	.12
Goodwill Impairment	—	—		(.65)	—
Foam Litigation Settlement	(.03)	—		(.03)	—

EPS, as reported	.34	.49		.54	1.30
Net Trade Sales, Continuing Ops, $m	997	878	14%	2,829	2,618	8%

Third quarter 2014 sales from continuing operations grew 14% versus the prior year, the strongest quarterly sales growth achieved since 2011. Same location sales improved 9% due to strong volume gains in most of the company’s residential markets (including bedding, adjustable beds, home furniture, geo components, fabric converting, and carpet underlay), and also in the automotive markets. Acquisitions contributed 5% to sales.

Year-to-date adjusted EPS from continuing operations was $1.37, a 22% improvement over comparable 2013 EPS of $1.12. Year-to-date EPS, with no adjustments, declined to $.54 in 2014, from $1.30 in 2013, but includes several unusual items. As shown in the table above, 2014 EPS reflects the second quarter noncash goodwill impairment charge, the third quarter foam litigation settlement expense, and a small loss in discontinued operations. 2013 EPS includes earnings from discontinued operations and the unusual acquisition-related gain.

[1]	To aid investors’ awareness of underlying operational profitability, 3Q 2014 adjusted EPS from continuing operations excludes the foam litigation settlement expense, and 3Q 2013 excludes the gain related to an acquisition.
[2]	$32 million recorded in continuing operations; $8 million recorded in discontinued operations.

1 of 5

CEO Comments

Board Chair and CEO David S. Haffner commented, “We’re very pleased that continuing operations have generated 8% sales growth year-to-date, which significantly exceeds our 4-5% annual growth target. The rate of growth has improved from 2% in the first quarter, to 9% in the second quarter, to 14% in the third quarter. For the last two quarters we’ve seen strong broad based growth across the bulk of the company.

“As a result, earnings have improved meaningfully. Adjusted EPS for continuing operations increased 31% in the third quarter, and 22% year-to-date. Adjusted EBIT margin for continuing operations was 10.7% in the third quarter, and 10.4% year-to-date.

“A major component of our strategy, since 2007, has been the optimization of our portfolio of businesses. We remain committed to improving or exiting businesses that consistently underperform our margin and return on capital expectations. Accordingly, we now classify our Store Fixtures business unit as a discontinued operation. Prior financial results have been adjusted to reflect continuing operations.

“We continue to place a priority on maintaining our strong financial base. At quarter’s end we had nearly $450 million available under our existing commercial paper program. We ended the quarter with net debt to net capital at 34.8%, a modest decrease versus last quarter and comfortably in the middle of our long-term 30%-40% target range.

“Since 2007, our primary financial goal has been to consistently rank in the top third of the S&P 500 companies for Total Shareholder Return (TSR3) as measured over rolling 3-year periods. For the three year period that began January 1, 2012, we have generated TSR of 22% per year (over the last 34 months), which places us above the midpoint of the S&P 500 companies, but shy of the top third.

“Given our sales growth, in 2014 we expect to again post record adjusted EPS from continuing operations for the full year. And as we look beyond 2014, we are encouraged by the positive momentum of several businesses including Automotive, Bedding, Home Furniture, and Aerospace.”

Dividends and Stock Repurchases

In August, Leggett & Platt’s Board of Directors increased the quarterly dividend by one cent, or 3%, to $.31. Thus, 2014 marks the 43rd consecutive annual dividend increase for the company, at a compound annual growth rate of 13%. Only one other S&P 500 company can claim as high a rate of dividend growth for as many years.

At yesterday’s closing share price of $35.64, the indicated annual dividend of $1.24 per share generates a dividend yield of 3.5%, one of the highest dividend yields among the 54 stocks of the S&P 500 Dividend Aristocrats.

During the third quarter the company purchased 0.8 million shares of its stock at an average price of $34.62. Year-to-date, the company has purchased 4.7 million shares and issued 2.9 million shares (largely from option exercises). Shares outstanding have decreased by 1.8 million in 2014, or 1.3%, to 137.6 million.

2014 Guidance

Sales guidance for 2014 remains unchanged, except that Store Fixtures is now classified as a discontinued operation. For continuing operations, sales guidance is unchanged at $3.70-3.80 billion. This represents a 6-9% increase versus $3.48 billion from continuing operations in 2013, and reflects growth in excess of the company’s 4-5% target.

The company is increasing the low end of its EPS guidance range by $.05. Guidance for 2014 adjusted EPS (including discontinued operations) is now $1.75-1.85; prior guidance, issued in April and reaffirmed in July, was $1.70-1.85. Including the $.65 goodwill impairment and $.17 foam litigation settlement, the company now projects 2014 EPS of $.93-1.03.

[3]	TSR = (Change in Stock Price + Dividends) / Beginning Stock Price; assumes dividends are reinvested

2 of 5

Cash from operations in 2014 should again exceed $350 million. Capital expenditures are expected to be about $100 million, and dividend payments should approximate $170 million.

As has been the company’s practice, after funding dividends and capital expenditures, any remaining cash flow will likely be targeted toward acquisitions or stock repurchases. For the full year 2014, the company anticipates the purchase of approximately 5 million shares, and the issuance of approximately 3 million shares via employee benefit plans. Share purchases and issuances in the fourth quarter may be relatively modest, since target levels of purchase and issuance for 2014 have nearly already been attained. No specific repurchase commitment has been established; however, the company has standing authorization from the Board of Directors to repurchase up to 10 million shares each year.

SEGMENT RESULTS – Third Quarter 2014 (versus the same period in 2013)

Residential Furnishings – Total sales increased $96 million, or 19%. Same location sales grew 11%, with unit volume growth in most product categories. Acquisitions contributed the remainder of the sales growth. EBIT (earnings before interest and income taxes) decreased $14 million as higher sales and a $2 million hurricane-related insurance gain were more than offset by a $32 million foam litigation expense.

Commercial Fixturing & Components – Total sales increased $1 million, or 2%. EBIT was flat.

Industrial Materials – Total sales increased $18 million, or 9%. Same location sales improved 7%, and acquisitions contributed 2%. EBIT increased $2 million due to higher sales.

Specialized Products – Total sales increased $27 million, or 14%, due to strong demand for the company’s automotive components and higher machinery sales. EBIT increased $6 million, with the earnings impact of higher sales partially offset by a $3 million litigation accrual.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Thursday, October 23. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Fourth quarter results will be released after the market closes on Thursday, January 29, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: For over 130 years Leggett & Platt (NYSE: LEG) has been making people’s lives more comfortable as a diversified manufacturer that designs and produces engineered products found in most homes and automobiles. Continuing Operations are comprised of 18 business units, 19,000 employee-partners, and 130 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) work furniture and components; c) drawn steel wire; d) automotive seat support & lumbar systems; e) carpet underlay; f) adjustable bed bases; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Vice President of Investor Relations

3 of 5

LEGGETT & PLATT				October 22, 2014
RESULTS OF OPERATIONS [1]	THIRD QUARTER			YEAR TO DATE
(In millions, except per share data)	2014	2013	Change	2014	2013	Change
Net sales (from continuing operations)	$997.4	$877.6	14%	$2,829.0	$2,618.0	8%
Cost of goods sold	788.3	698.0		2,242.4	2,073.2

Gross profit	209.1	179.6		586.6	544.8
Selling & administrative expenses	131.4	85.4	54%	317.6	276.8	15%
Amortization	4.9	5.3		14.5	16.1
Other expense (income), net	(2.6)	(10.5)		(8.9)	(17.5)

Earnings before interest and taxes	75.4	99.4	(24%)	263.4	269.4	(2%)
Net interest expense	8.9	8.9		26.9	28.1

Earnings before income taxes	66.5	90.5		236.5	241.3
Income taxes	13.1	24.0		57.5	65.5

Net earnings from continuing operations	53.4	66.5		179.0	175.8
Discontinued operations, net of tax	(4.4)	5.5		(99.4)	17.6

Net earnings	49.0	72.0		79.6	193.4
Less net income from non-controlling interest	0.8	0.7		2.2	1.7

Net earnings attributable to L&P	$48.2	$71.3	(32%)	$77.4	$191.7	(60%)

Earnings per diluted share
From continuing operations	$0.37	$0.45	(18%)	$1.23	$1.18	4%
From discontinued operations	($0.03)	$0.04		($0.69)	$0.12
Net earnings per diluted share	$0.34	$0.49	(31%)	$0.54	$1.30	(58%)
Shares outstanding
Common stock (at end of period)	137.6	141.2		137.6	141.2
Basic (average for period)	140.7	144.9		141.5	145.6
Diluted (average for period)	142.5	147.0		143.2	147.7

CASH FLOW	THIRD QUARTER			YEAR TO DATE
(In millions)	2014	2013	Change	2014	2013	Change
Net earnings	$49.0	$72.0		$79.6	$193.4
Depreciation and amortization	29.2	29.2		87.6	88.3
Working capital decrease (increase)	67.2	21.3		(59.1)	(75.6)
Impairments	0.0	0.0		109.1	2.3
Other operating activity	(13.1)	(6.9)		(1.5)	30.4

Net Cash from Operating Activity	$132.3	$115.6	14%	$215.7	$238.8	(10%)
Additions to PP&E	(24.6)	(18.1)		(63.0)	(60.0)	5%
Purchase of companies, net of cash	(19.0)	(16.4)		(70.2)	(26.5)
Proceeds from asset sales	2.2	2.4		12.0	16.8
Dividends paid	(41.2)	(41.2)		(124.9)	(82.6)
Repurchase of common stock, net	(3.2)	(28.4)		(112.5)	(78.1)
Additions (payments) to debt, net	(104.9)	(18.7)		132.8	(92.0)
Liquidation of unconsolidated entity	0.0	21.2		0.0	21.2
Other	(2.9)	2.2		(19.7)	2.2

Increase (Decr.) in Cash & Equiv.	$(61.3)	$18.6		$(29.8)	$(60.2)

FINANCIAL POSITION	30-Sep
(In millions)	2014	2013	Change
Cash and equivalents	$242.9	$298.9
Receivables	584.4	574.7
Inventories	476.5	488.9
Held for sale	66.6	0.0
Other current assets	64.6	45.4

Total current assets	1,435.0	1,407.9	2%
Net fixed assets	546.6	579.9
Held for sale	49.7	16.9
Goodwill and other assets	1,153.4	1,300.4

TOTAL ASSETS	$3,184.7	$3,305.1	(4%)

Trade accounts payable	$356.9	$326.2
Current debt maturities	381.6	1.1
Held for sale	21.5	0.0
Other current liabilities	384.4	311.5

Total current liabilities	1,144.4	638.8	79%
Long term debt	619.2	957.5	(35%)
Deferred taxes and other liabilities	192.5	245.1
Equity	1,228.6	1,463.7	(16%)

Total Capitalization	2,040.3	2,666.3

TOTAL LIABILITIES & EQUITY	$3,184.7	$3,305.1

LEGGETT & PLATT
SEGMENT RESULTS [1]	THIRD QUARTER			YEAR TO DATE
(In millions)	2014	2013	Change	2014	2013	Change
External Sales
Residential Furnishings	$594.5	$500.3	18.8%	$1,609.5	$1,470.0	9.5%
Commercial Fixturing & Components	49.1	48.1	2.1%	143.4	137.8	4.1%
Industrial Materials	151.5	150.7	0.5%	471.1	466.1	1.1%
Specialized Products	202.3	178.5	13.3%	605.0	544.1	11.2%

Total	$997.4	$877.6	13.6%	$2,829.0	$2,618.0	8.1%

Inter-Segment Sales
Residential Furnishings	$10.0	$8.3		$29.8	$14.2
Commercial Fixturing & Components	1.1	1.2		3.2	3.1
Industrial Materials	72.8	55.3		187.0	179.8
Specialized Products	16.8	13.5		43.2	42.6

Total	$100.7	$78.3		$263.2	$239.7

Total Sales
Residential Furnishings	$604.5	$508.6	18.9%	$1,639.3	$1,484.2	10.5%
Commercial Fixturing & Components	50.2	49.3	1.8%	146.6	140.9	4.0%
Industrial Materials	224.3	206.0	8.9%	658.1	645.9	1.9%
Specialized Products	219.1	192.0	14.1%	648.2	586.7	10.5%

Total	$1,098.1	$955.9	14.9%	$3,092.2	$2,857.7	8.2%

EBIT
Residential Furnishings	$32.0	$46.3	(31%)	$135.6	$129.7	5%
Commercial Fixturing & Components	3.4	3.5	(3%)	9.6	7.6	26%
Industrial Materials	17.5	16.0	9%	42.3	59.0	(28%)
Specialized Products	27.8	21.6	29%	87.7	65.3	34%
Intersegment eliminations and other	(4.1)	8.1		(10.2)	(0.4)
Change in LIFO reserve	(1.2)	3.9		(1.6)	8.2

Total	$75.4	$99.4	(24%)	$263.4	$269.4	(2%)

EBIT Margin [2]			Basis Pts			Basis Pts
Residential Furnishings	5.3%	9.1%	(380)	8.3%	8.7%	(40)
Commercial Fixturing & Components	6.8%	7.1%	(30)	6.5%	5.4%	110
Industrial Materials	7.8%	7.8%	0	6.4%	9.1%	(270)
Specialized Products	12.7%	11.3%	140	13.5%	11.1%	240

Overall from Continuing Operations	7.6%	11.3%	(370)	9.3%	10.3%	(100)

LAST SIX QUARTERS	2013			2014
Selected Figures	2Q	3Q	4Q	1Q	2Q	3Q
Trade Sales ($ million)	880	878	859	876	956	997
Sales Growth (vs. prior year)	1%	2%	6%	2%	9%	14%
EBIT ($ million)	92	99	5	86	102	75
Cash from Operations ($ million)	99	116	178	(20)	103	132
EBIT Margin	10.4%	11.3%	0.6%	9.8%	10.7%	7.6%
Adjusted EBIT Margin [3]	10.4%	10.3%	8.4%	9.8%	10.7%	10.7%
EPS - continuing operations (diluted)	$0.40	$0.45	$0.07	$0.38	$0.48	$0.37
Adjusted EPS - continuing ops (diluted) [3]	$0.40	$0.39	$0.38	$0.38	$0.48	$0.51
Net Debt to Net Capitalization
Long term debt	973.9	957.5	688.4	811	926.0	619.2
Current debt maturities	1.8	1.1	181.1	181.4	181.3	381.6
Less cash and equivalents	(280.3)	(298.9)	(272.7)	(268.6)	(304.2)	(242.9)

Net Debt	695.4	659.7	596.8	723.8	803.1	757.9

Total capitalization	2,648.0	2,666.3	2,278.6	2,387.5	2,378.6	2,040.3
Current debt maturities	1.8	1.1	181.1	181.4	181.3	381.6
Less cash and equivalents	(280.3)	(298.9)	(272.7)	(268.6)	(304.2)	(242.9)

Net Capitalization	2,369.5	2,368.5	2,187.0	2,300.3	2,255.7	2,179.0

Long Term Debt to Total Capitalization	36.8%	35.9%	30.2%	34.0%	38.9%	30.3%
Net Debt to Net Capital	29.3%	27.9%	27.3%	31.5%	35.6%	34.8%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

Same Location Sales (vs. prior year)	2Q	3Q	4Q	1Q	2Q	3Q
Residential Furnishings	3%	6%	6%	2%	9%	11%
Commercial Fixturing & Components	2%	4%	(8%)	5%	5%	2%
Industrial Materials	(9%)	(10%)	(4%)	(12%)	(4%)	7%
Specialized Products	7%	1%	8%	6%	10%	13%
Overall from Continuing Operations	1%	0%	4%	0%	7%	9%

[1]	Prior year results have been restated for discontinued operations.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	Excludes $9 million ($.06 / share) gain on acquisition in 3Q 2013, $67 million ($.31 / share) CVP impairment in 4Q 2013, $32 million ($.14 / share) foam litigation settlement in 3Q 2014.